CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


      As independent public accountants, we hereby consent to the use of our report dated February 26, 1998 (except for the matters described in Note 9, as to which the date is June 9, 1998) and to all references to our Firm included in or made a part of this registration statement.



                               ARTHUR ANDERSEN LLP


New York, New York
June 17, 1998